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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Wave Systems Corp.:

     We consent to the use of our report dated March 27, 1998 in the Registration Statement on Form S-1 of Wave Systems Corp., and to the reference to our firm under the heading "Experts" in the Prospectus. Our report dated March 27, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                               /s/ KPMG PEAT MARWICK LLP

Boston, Massachusetts
April 13, 1998